Exhibit 10.13

COLEY PHARMACEUTICAL GROUP, INC.

Restated and Amended Change of Control and Severance Agreement

This Restated and Amended Change of Control and Severance Agreement, effective as of                  is entered into by and between Coley Pharmaceutical Group, Inc., a Delaware corporation (the “Company”), with its principal offices located at 93 Worcester Street, Suite 101, Wellesley, Massachusetts 02481, and                  (the “Executive”).

The Executive is, and has been since                 , employed by the Company. Effective as of                 , the Company and the Executive entered into a Change of Control Agreement based upon the desire of the Company and the Executive to arrange for certain provisions applicable in the event of the termination of the Executive’s employment in the circumstances provided therein. The Company and the Executive now desire to restate and amend the previously executed Change of Control Agreement and to arrange for certain severance provisions applicable in the event of termination of the Executive’s employment in the circumstances provided herein, based upon the following premises. The Executive remains a skilled and dedicated employee who has important management responsibilities and talents which benefit the Company. The Company believes that its best interests will be served if the Executive is encouraged to remain with the Company. The Company has determined that the Executive’s ability to perform the Executive’s responsibilities and utilize the Executive’s talents for the benefit of the Company, and the Company’s ability to retain the Executive as an employee, will be significantly enhanced if the Executive is provided with fair and reasonable protection from the risks of a change in ownership or control of Company and severance payments. Now, therefore, the Company and the Executive agree as follows:

1.	Change of Control Payments; Benefits.

1.1    Termination Events Resulting in Change of Control Payments.

(a) Following a “Change of Control” (as hereinafter defined) of the Company, in the event of the termination of the Executive’s employment by the Company, or its successor, without “Cause” (as defined below) within twenty-four (24) months after such Change of Control, then the Company shall make Change of Control payments to the Executive in the amount set forth in, and payable in accordance with, Section 1.2 (a).

(b) In the event of the termination of the Executive’s employment by the Executive for “Good Reason” (as defined below) within twenty-four (24) months after a Change of Control, then the Company shall make Change of Control payments to the Executive in the amount set forth in, and payable in accordance with, Section 1.2 (a).

        (i) For purposes of this Agreement, a “Change of Control” shall mean the occurrence of any one of the following:

            A. the acquisition by any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934), other than the Company or its affiliates, from any party of an amount of the capital stock of the Company, so that such person holds or controls 50% or more of the Company’s capital stock; or

            B. a merger or similar combination between the Company and another entity after which 50% or more of the voting stock of the surviving corporation is held by persons other than the Company or its affiliates; or

            C. a merger or similar combination (other than with the Company) in which the Company is not the surviving corporation; or

            D. an acquisition or a divestiture of a substantial portion of the Company’s business; or

            E. the sale of all or substantially all of the Company’s assets.

        (ii) For purposes of this Agreement, “Good Reason” shall mean the following involuntary circumstances:

            A. assignment to the Executive of duties inconsistent with the Executive’s position (including titles and reporting requirements), authority, duties or responsibilities as contemplated by the job description of the Executive’s position(a copy of which job description is attached to this Agreement as Exhibit “A”), or any other action by the Company or its successor, which results in a diminution in such position, authority, duties or responsibilities, other than an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Executive; or

            B. a reduction in the Executive’s annual base salary (or an adverse change in the form or timing of the payment thereof), other than an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Executive; or the elimination or material reduction of any benefit under any bonus, incentive or other employee benefit plan in effect on the day immediately preceding the Change in Control, without an economically equivalent replacement, if the Executive was a participant or member of such plan on the day immediately preceding the Change of Control; or

            C. the Company’s or its successor’s requiring the Executive (i) to be based at any office or location more than 25 miles away from the office or location where Executive was performing services immediately prior to the Change of Control, or (ii) to relocate his or her personal residence, or (iii) to travel on Company business to a substantially greater extent than required immediately prior to the Change of Control.

For purposes of this Section 1.1 (b)(ii), any good faith determination of “Good Reason” made by the Company shall be conclusive.

        (iii) For purposes of this Agreement, “Cause” shall mean the occurrence of any one of the following:

            A. the Executive’s breach of any material duty or obligation to the Company; or

            B. any intentional or grossly negligent conduct on the part of the Executive that is materially injurious to the Company (as reasonably determined by the Company’s Board of Directors); or

            C. the willful failure of the Executive to follow the reasonable directions of the Company’s executive officers or its Board of Directors.

(c) No Change of Control payments shall be payable in the event that the Executive’s employment is terminated (i) by the Executive, except in accordance with Section 1.1(b) above, or (ii) by the Company for Cause.

(d) Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and the Executive’s employment was terminated by the Company without “Cause” within four (4) months prior to the date on which the Change of Control occurs, if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the Executive shall be entitled to Change of Control payments, benefits and entitlements as provided in Sections 1.2 through 1.5 following the Company’s good faith determination (which shall be conclusive) of the Executive’s fulfillment of his/her obligations under the provisions hereof (“Determination Date”). The Executive shall give the Company written notice of his/her intention to pursue Change of Control payments, benefits and entitlements as provided hereunder within thirty (30) days of the date on which the Change of Control occurs, and thereafter the Executive shall, within sixty (60) days after the date of the Executive’s written notice, submit to the Company all information (including, but not limited to, documents, affidavits, etc.) in support of the Executive’s position (“Position Statement”). The failure of the Executive to timely comply with either of the foregoing shall result in the Executive’s forfeiture of his/her entitlement to Change of Control payments, benefits and entitlements. Following the Executive’s timely compliance with the foregoing, the Company shall notify the Executive, in writing, of its determination within ten (10) business days following the submission of the Executive’s Position Statement.

1.2    Amount and Payment of Change of Control Payments; Benefits.

(a) The aggregate Change of Control payments referred to in Sections 1.1(a) and 1.1(b) above shall be equal to the sum of (1) one-twelfth (1/12th) of the

Executive’s annual base salary at the time of such termination multiplied by twenty-four (24) months, plus (2) an amount equal to one-twelfth (1/12th) of the Executive’s maximum annual incentive bonus multiplied by twenty-four (24) months, if any, that would next be payable to him or her and would otherwise be due to the Executive if such termination had not occurred, such sum to be payable in one lump sum not later than thirty (30) days after (x) the date of termination of the Executive’s employment by (i) the Company under Section 1.1(a); or (ii) the Executive under Section 1.1(b); or (y) the Determination Date.

(b) The Executive shall not be required to mitigate the amount of any payment provided for in this Section 1.2 by seeking other employment or otherwise. The amount of any payment or benefit provided for in this Section 1.2 shall not be reduced as the result of employment by the Executive with another employer after the Termination Date (as defined below) or otherwise.

(c) Until the second anniversary of the Termination Date, the Executive shall be entitled to participate in the Company’s medical, dental, and life insurance plans (“Company Benefit Plans”), at the highest level provided to the Executive during the period (i) beginning immediately prior to the Change of Control and ending on the Termination Date, and at no greater cost than the cost the Executive was paying immediately prior to the Change of Control; or (ii) beginning immediately prior to the Termination Date, and at no greater cost than the cost the Executive was paying immediately prior to the Termination Date, where the provisions of Section 1.1(d) apply; provided, however, that if the Executive becomes employed by a new employer, the Executive’s coverage under the Company Benefit Plans shall continue, but the Executive’s coverage thereunder shall be secondary to (i.e., reduced by) any benefits provided under like plans of such new employer.

(d) Payment of Accrued But Unpaid Amounts. Within ten (10) business days after the Termination Date or the Determination Date, if applicable, Coley shall pay Executive:

    (i) earned but unpaid compensation, including, without limitation, any unpaid portion of the Executive’s Bonus accrued with respect to the full calendar year ended prior to the Termination Date; and

    (ii) all compensation previously deferred by the Executive on a non-qualified basis but not yet paid.

(e) Retiree-Medical Benefits. If the Executive is, or would become fifty-five (55) or older, or the Executive’s age and service equal fifty-five (55) and Executive has at least two (2) years of service with the Company, within two (2) years of the Change of Control, the Executive is eligible for retiree medical benefits (as such are determined immediately prior to the Change of Control). The Executive is eligible to commence receiving such retiree medical benefits based on the terms and conditions of the applicable plans in effect immediately prior to the Change of Control.

(f) Termination Date. “Termination Date” means the date of the Executive’s last day worked if the Executive’s employment is terminated by the Company pursuant to Section 1.1(a), or if the Executive’s employment is terminated by the Executive pursuant to Section 1.1(b), or if the provisions of Section 1.1(d) apply.

1.3 Option Vesting. If the Executive’s employment with the Company is terminated pursuant to Sections 1.1(a), 1.1(b) or 1.1(d), 100% of any options to purchase shares of Common Stock of the Company held by the Executive on the date immediately preceding the Termination Date, which options are then subject to vesting, shall, notwithstanding any contrary provision in the option agreement or stock option plan pursuant to which such options had been granted, be accelerated and become fully vested and exercisable on the date immediately preceding the Termination Date. All other terms of the Executive’s options shall remain in full force and effect.

1.4 Lapsing Purchase Right. If the Executive’s employment with the Company is terminated pursuant to Sections 1.1(a), 1.1(b) or 1.1(d) and, on the date immediately preceding the Termination Date, the Executive then holds (i) any shares of Common Stock of the Company received upon exercise of stock options granted to the Executive, which shares are subject to a “Lapsing Purchase Right,” and/or (ii) any outstanding options to purchase shares of Common Stock of the Company, which, upon exercise thereof, would result in the issuance to the Executive of shares of Common Stock subject to a “Lapsing Purchase Right,” then, notwithstanding any contrary provision in the relevant option agreement or stock option plan pursuant to which such options had been granted, such Lapsing Purchase Right shall expire in its entirety with respect to shares of Common Stock then outstanding and with respect to shares of Common Stock issuable upon exercise of outstanding stock options, on the date immediately preceding the Termination Date and all of such shares of Common Stock shall become transferable free of restriction (upon issuance, in the case of the exercise of outstanding stock options), subject to the applicable provisions of federal and state securities laws. All other terms of the Executive’s options shall remain in full force and effect.

1.5 Restricted Stock. If the Executive’s employment with the Company is terminated pursuant to Sections 1.1(a), 1.1(b) or 1.1(d) and, on the date immediately preceding the Termination Date, the Executive then holds shares of Common Stock of the Company that are subject to restrictions on transfer (“Restricted Stock”), which shares were issued to the Executive in a transaction other than pursuant to the exercise of a stock option, then, notwithstanding any contrary provision in the relevant stock purchase agreement or other instrument pursuant to which the Executive acquired such shares of Restricted Stock, such restrictions shall expire in their entirety on the date immediately preceding the Termination Date and all of such shares of Common Stock shall become transferable free of restriction, subject to the applicable provisions of federal and state securities laws. All other terms of any existing stock purchase or similar document shall remain in full force and effect.

2.	Gross-Up.

2.1 Gross-Up Payment. In the event it shall be determined that any Change of Control payment provided by and calculated under Section 1.2(a) and paid in accordance with Sections 1.1(a), 1.1(b) or 1.1(d) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of Title 26, Internal Revenue Code (“Code”) or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment(s).

2.2 Determination of Gross-Up Payment – Accounting Firm. Subject to the provisions of Section 2.3 hereof, all determinations required to be made under this Section 2, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm as may be designated by the Executive (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of written notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for an individual, entity or group effecting the change in ownership or effective control (within the meaning of Section 280G of the Code), the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 2, shall be paid by the Company to the Executive within five (5) business days after the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall so indicate to the Executive in writing. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that a Gross-Up Payment which will not have been made by Company should have been made (each an “Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 2.3 hereof and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

2.3 Claim Effecting Gross-Up. The Executive shall notify the Company in writing of any written claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (but the Executive’s failure to comply with this notice obligation shall not eliminate his or her rights under this Section 2 except to the extent the Company’s defense against the imposition of the Excise Tax is actually prejudiced by any such failure). The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he or she gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(a) give the Company any information reasonably requested by the Company relating to such claim;

(b) take such action in connection with contesting such claim as the Company shall reasonably request in writing, from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(c) cooperate with the Company in good faith in order to effectively contest such claim; and

(d) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 2.3 hereof, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund, or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if the Executive is required to extend the statute of limitations to enable the Company to contest such claim, the Executive may limit this extension solely to such contested amount. The Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 2.3, Executive receives any refund with respect to such claim, Executive shall (subject to Company’s complying with the requirements of Section 2(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 2.3, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven.

3.	Severance Payments; Benefits.

3.1 Termination Events Resulting in Severance Payments; Severance Payments; Benefits. If the Executive’s employment with the Company is involuntarily terminated by the Company other than for Cause, then, subject to the Executive’s execution of a general release of claims in favor of the Company, the Executive shall receive the following:

(a) Twelve months’ annual base salary at the rate in effect on the date of termination payable in equal semi-monthly installments, with all appropriate deductions for taxes and benefits (“Severance Pay”), during the twelve month period from and after the date of termination (“Severance Period”); and

(b) Reimbursement of COBRA premiums during the Severance Period, if the Executive is eligible for and elects COBRA coverage; and

(c) The treatment by the Company of the Executive, as if the Executive were employed during the Severance Period, for purposes of the vesting of and the exercise of vested stock options or restricted stock awards granted prior to the date the Executive’s employment is terminated, notwithstanding any contrary provision in the option agreement or stock option plan or restricted stock award pursuant to which such option and/or restricted stock had been granted. All other terms of the Executive’s options and any existing stock purchase or similar documents shall remain in full force and effect.

3.2 Credit for Severance Pay and Benefits Against Change of Control Payments and Benefits. Any Severance Pay and benefits (as described in Sections 3.1(a) through (c) above) paid or made available to the Executive will be credited against any Change of Control payments or participation in any Company Benefit Plans to which the Executive becomes entitled pursuant to the provisions of

Section 1.1(d). In the event that the Severance Pay and benefits made available to the Executive exceed the Change of Control payments and participation in any Company Benefit Plans to which the Executive may become entitled pursuant to the provisions of Section 1.1(d), the Executive shall not be entitled to any Change of Control payments or participation in any Company Benefit Plans.

3.3 Termination of Severance Period and Cessation of Severance Pay. The Severance Period shall terminate, upon which the Executive’s entitlement to Severance Pay and benefits under the terms of Section 3.1 shall cease, upon the earlier to occur of when (i) the Executive receives any other full time employment (“New Employment”); (ii) the Executive dies or (iii) the Severance Period is exhausted. However, if the compensation from the New Employment is less than two-thirds of the Executive’s base salary with the Company, the Severance Period will continue until exhausted. However, the Executive’s total compensation during the Severance Period (Severance Pay plus compensation from the New Employment) may not exceed one hundred percent (100%) of the Executive’s base salary with the Company.

3.4 Exclusivity of Severance Pay and Benefits. The Executive’s receipt of Severance Pay and benefits under the terms of Section 3.1 shall be in lieu of any severance payments and benefits to which the Company’s employees are otherwise entitled pursuant to any severance program or policy of the Company.

4.	Confidentiality and Noncompetition.

4.1 Confidentiality and Noncompetion Agreements. The Executive confirms that as of the date hereof he or she has executed, or agrees that he or she will execute, a Confidentiality and Noncompetition Agreement pursuant to which the Executive has (i) agreed to refrain from disclosing the Company’s confidential information, and (ii) covenanted not to compete with the Company as described in such Confidentiality and Noncompetition Agreement.

4.2 Enforcement of Confidentiality and Noncompetition Covenants. In the event that the employment of the Executive by the Company is terminated and the Executive is entitled to Change of Control payments under the terms of Section 1.1 or Severance Pay under the terms of Section 3.1 or payments under any other agreement or understanding between the parties (“Payments”), and the Executive breaches the covenants set forth in the Confidentiality and Noncompetition Agreement, the Company may enforce such covenants and shall be entitled to terminate all Payments to the Executive.

5.	Miscellaneous.

5.1 Assignment. This Agreement may not be assigned, in whole or in part, by either party without the prior written consent of the other party, except that the Company shall assign its rights and obligations under this Agreement to any corporation, firm or other business entity with or into which the Company may merge or consolidate, or to which the Company may sell or transfer all or substantially all of its assets, or of which 50% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company. In the event of any such assignment by the Company, the Company shall not be discharged from its liability hereunder.

5.2 Notices. All notices, requests, demands and other communications to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail, return receipt requested, postage prepaid, to the addresses set forth at the beginning of this Agreement or such other address as a party shall have designated by notice in writing to the other party, provided that notice of any change in address must actually have been received to be effective hereunder.

5.3 Integration. This Agreement is the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior agreement or understanding relating to the subject matter hereof. This Agreement may not be superseded, amended, supplemented or otherwise modified except by a writing signed by the Executive and the Company.

5.4 Binding Effect. Subject to Section 5.1, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors, assigns, heirs and personal representatives.

5.5 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original and shall together constitute one and the same instrument.

5.6 Severability. If any provision hereof shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision had not been included herein. If any provision hereof shall for any reason be held by a court to be excessively broad as to duration, geographical scope, activity or subject matter, it shall be construed by limiting and reducing it to make it enforceable to the extent compatible with applicable law as then in effect.

5.7 Governing Law. This Agreement shall be governed by the laws of The Commonwealth of Massachusetts, without regard to its conflict-of-law provisions.

5.8 Termination. Nothing in this Agreement is intended to or shall modify the at-will nature of the Executive’s employment relationship with the Company. The Executive may terminate his or her employment at any time with or without notice and with or without cause and the Company may do likewise, subject only to the express provisions of this Agreement.

5.9 Survival of Obligations; Enforcement. The Executive’s duties hereunder shall survive termination of the Executive’s employment by the Company.

The Executive acknowledges that a remedy at law for any breach or threatened breach by the Executive of the provisions of this Agreement may be inadequate and the Executive therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement under seal as of the date first written above.

COLEY PHARMACEUTICAL GROUP, INC.

By:
Name: Robert L. Bratzler Title: President and CEO